UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.  )
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☑	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
CONVERTED ORGANICS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Converted Organics Inc.
137A Lewis Wharf
Boston, MA 02110
617 624 0111
Dear Shareholder:
          The 2011 Annual Meeting of Shareholders of Converted Organics Inc. (the “Company”) will be held at The Marriott’s Long Wharf, 296 State Street, Boston, MA 02109, on June 13, 2011 at 9:30 a.m. local time.
          The attached material includes the Notice of Annual Meeting and the Proxy Statement, which describes the business to be transacted at the meeting. We ask that you give them your careful attention.
          We will be reporting on your Company’s activities and you will have an opportunity to ask questions about its operations.
          We hope that you are planning to attend the Annual Meeting personally, and we look forward to seeing you. It is important that your shares be represented at the meeting whether or not you are able to attend in person. Accordingly, the return of the enclosed proxy as soon as possible will be greatly appreciated and will ensure that your shares are represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your proxy if you wish to vote in person.
          The Board of Directors recommends that you approve the proposals set forth in this proxy.
          On behalf of the Board of Directors, I would like to thank you for your continued support and confidence.

Sincerely,
/s/ Edward J. Gildea
Edward J. Gildea
President, Chief Executive Officer and Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholder Meeting to be Held on June 13, 2011:
The Proxy Statement and the Annual Report on Form 10-K are available at
http://ir.convertedorganics.com/annuals.cfm

Notice of Annual Meeting of Shareholders	5
PROXY STATEMENT	7
Introduction	7
Purpose of the Annual Meeting	7
Who Can Vote	8
How to Vote	8
Revoking a Proxy	8
Quorum and Voting Requirements	8
Dissenter’s Rights of Appraisal	10
Proxy Solicitation Costs and Methods	10
Communication with the Board of Directors	10
The Company’s Annual Report	10
Directors, Executive Officers and Key Employees	10
Board Classifications, Committees and Meetings	12
Nomination of Director Candidates	14
Board Leadership Structure and Role in Risk Oversight	14
Board Member Attendance at Annual Meetings	15
Compensation Committee and Insider Participation	15
Executive Compensation	15
Summary Compensation Table	15
Director Compensation	15
Outstanding Equity Awards at Fiscal Year End-2010	16
Stock Option Plan	16
Code of Ethics	17
Compensation Committee — Composition and Responsibility	17
Employment Agreements	18
Security Ownership of Certain Beneficial Owners and Management	18
Officers and Directors	19
Transactions With Related Persons, Promoters and Certain Control Persons	19
Section 16(a) Beneficial Ownership Reporting Compliance	20
Independent Public Accountants	20
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	21
Audited Financial Statements	21
PROPOSAL NO. 1 — ELECTION OF THE BOARD OF DIRECTORS	23
PROPOSAL NO. 2 — RATIFICATION OF THE SELECTION OF CCR LLP AS INDEPENDENT PUBLIC ACCOUNTANT	23
PROPOSAL NO. 3 — AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 250,000,000 TO 500,000,000	23
PROPOSAL NO. 4 —AMENDMENT TO THE CERTIFICATE OF INCORPORATION GRANTING THE BOARD AUTHORITY TO EFFECT A REVERSE STOCK SPLIT	25
PROPOSAL NO. 5—APPROVAL OF THE ISSUANCE OF 20% OR MORE OF OUR COMMON STOCK RELATED TO NOTES ISSUED PURSUANT TO THE APRIL 1, 2011 SECURITIES PURCHASE AGREEMENT	29
PROPOSAL NO. 6—APPROVAL OF ANY FUTURE ADJUSTMENTS OF THE EXERCISE PRICES FOR BOTH THE SERIES A AND SERIES C WARRANTS BELOW THEIR FLOOR PRICES	33
PROPOSAL NO. 7— APPROVAL OF ANY FUTURE EXERCISE PRICE ADJUSTMENTS OF CERTAIN WARRANTS OTHER MATTERS TO COME BEFORE THE MEETING	34
OTHER MATTERS TO COME BEFORE THE MEETING	35

STOCKHOLDER PROPOSALS

Annex A
Annex B

Converted Organics Inc.
Notice of Annual Meeting of Shareholders
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Converted Organics Inc. (the “Company”) will be held at Boston, Massachusetts as follows:

Date:	June 13, 2011
Time:	9:30 a.m.
Place:	The Marriott’s Long Wharf
296 State Street
Boston, Massachusetts 02109
     The purpose of the meeting is to vote on the following matters:
1.	To elect two members to the Company’s Board of Directors;

2.	To ratify the selection of CCR LLP as the Company’s independent public accountant for the fiscal year ending December 31, 2011;

3.	To amend the Company’s Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue from 250,000,000 to 500,000,000;

4.	To approve a further amendment to the Company’s Certificate of Incorporation, which would authorize a reverse stock split of the Company’s issued and outstanding stock at a ratio within a range of 1 for 2 to 1 for 10 to be determined by the Board of Directors (the “Reverse Stock Split”);

5.	To approve the issuance of 20% or more of our common stock related to the Notes that were issued in the closing pursuant to the Securities Purchase Agreement entered into by the Company on April 1, 2011 (the “Purchase Agreement”);

6.	To approve any future adjustments of the exercise prices for both the Series A and Series C Warrants below their floor prices in accordance with the terms of such warrants that were issued pursuant to the Purchase Agreement;

7.	To approve any future adjustments of the exercise prices of certain of the Company’s currently outstanding Class E and Class F Warrants; and

8.	To transact such other business as may properly come before the meeting.
     Further information about the meeting is contained in the accompanying Proxy Statement. All stockholders of record on April 18, 2011 may vote at this meeting.

By Order of the Board of Directors
/s/ Edward J. Gildea
Edward J. Gildea
President, Chief Executive Officer and Chairman of the Board

Boston, Massachusetts
May 2, 2011

Your vote is important.
If you do not plan to attend the meeting, please sign, date and promptly return the enclosed proxy. A postage-paid reply envelope is enclosed for your convenience. A stockholder who submits a proxy may revoke it at any time before the vote is taken at the meeting, or by voting in person at the meeting.

Converted Organics Inc.
137A Lewis Wharf
Boston, MA 02110
PROXY STATEMENT
Annual Meeting of Shareholders
June 13, 2011
Introduction
     This proxy statement contains information about the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) of Converted Organics Inc. (the “Company”) to be held at The Marriott’s Long Wharf, 296 State Street, Boston, MA 02109, on June 13, 2011, at 9:30 a.m. local time, and at any postponements or adjournments thereof. The Company’s Board of Directors is using this proxy statement to solicit proxies for use at the Annual Meeting. This proxy statement and the enclosed proxy card are being mailed on or about May 2, 2011 to stockholders entitled to vote at the Annual Meeting.
Purpose of the Annual Meeting
     The purpose of the meeting is to vote on the following matters:
1.	To elect John DeVillars and Marshall Sterman to the Board of Directors to serve until their terms expire in 2014 or until their successors are duly elected and qualified;

2.	To ratify the appointment of CCR LLP as the Company’s independent public accountant for the fiscal year ending December 31, 2011;

3.	To amend the Company’s Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue from 250,000,000 to 500,000,000;

4.	To approve a further amendment to the Company’s Certificate of Incorporation, which would authorize a reverse stock split of the Company’s issued and outstanding stock at a ratio within a range of 1 for 2 to 1 for 10 to be determined by the Board of Directors (the “Reverse Stock Split”);

5.	To approve the issuance of 20% or more of our common stock related to the Notes that were issued pursuant to the Securities Purchase Agreement entered into by the Company on April 1, 2011 (the “Purchase Agreement”);

6.	To approve any future adjustments of the exercise prices for both the Series A and Series C Warrants below their floor prices in accordance with the terms of such warrants that were issued pursuant to the Purchase Agreement;

7.	To approve any future adjustments of the exercise prices of certain of the Company’s currently outstanding Class E and Class F Warrants; and

8.	To transact such other business as may properly come before the meeting.
     As of the date of this proxy statement, the Company is not aware of any business to come before the meeting other than the items noted above.

Who Can Vote
     Shareholders of record as of the close of business on April 18, 2011 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at the Annual Meeting. As of April 18, 2011, there were 104,153,974 shares of Company common stock issued and outstanding. Holders of Company common stock are entitled to one vote per share. Cumulative voting is not permitted. The enclosed proxy card shows the number of shares that you are entitled to vote.
How to Vote
     You may give instructions on how your shares are to be voted by marking, signing, dating and returning the enclosed proxy card in the accompanying postage-paid envelope.
     A proxy, when executed and not revoked, will be voted in accordance with its instructions. If no choice is indicated on the proxy, the shares will be voted:
▪	FOR each of the nominees of the Board of Directors (Proposal No. 1);

▪	FOR ratification of the appointment of the Independent Public Accountant (Proposal No. 2);

▪	FOR amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 250,000,000 to 500,000,000 (Proposal No. 3);

▪	FOR approval of the amendment authorizing the Board to effect the Reverse Stock Split (Proposal No. 4);

▪	FOR approval of the issuance of 20% or more of our common stock related to the Notes that were issued pursuant to the Purchase Agreement (Proposal No. 5);

▪	FOR approval of any future adjustments of the exercise prices for both the Series A and Series C Warrants below their floor prices in accordance with the terms of such warrants that were issued pursuant to the Purchase Agreement (Proposal No. 6);

▪	FOR approval of any future adjustments of the exercise prices of certain of the Company’s currently outstanding Class E and Class F Warrants; and

▪	as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting.
Revoking a Proxy
     A stockholder may revoke any proxy given pursuant to this solicitation by attending the Annual Meeting and voting in person, or by delivering to the Company’s Corporate Secretary at the Company’s principal executive offices referred to above, prior to the Annual Meeting, a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy. Please note that a stockholder’s mere attendance at the Annual Meeting will not automatically revoke that stockholder’s previously submitted proxy.
Quorum and Voting Requirements
     A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if stockholders holding one-third (1 / 3) of the outstanding shares of common stock entitled to vote are present at the meeting in person or by proxy. Shares of common stock that are voted “FOR,” “AGAINST” or

“ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.
     Broker non-votes (i.e., votes from shares of common stock held as of the Record Date by brokers or other custodians as to which the beneficial owners have given no voting instructions) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to certain of the proposals, as described below, on which the broker has expressly not voted.
     Votes shall be counted by one or more persons who shall serve as the inspectors of election. The inspectors of election will canvas the shareholders present in person at the meeting, count their votes and count the votes represented by proxies presented. Abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the meeting, but are deemed not to have voted on the proposal. Broker non-votes occur when a broker nominee (who has voted on one or more matters at the meeting) does not vote on one or more other matters at the meeting because it has not received instructions to so vote from the beneficial owner and does not have discretionary authority to so vote. Broker non-votes will have no effect on Proposals 1, 2, 5, 6 and 7 but will have the effect of an “AGAINST” vote on Proposals 3 and 4. Abstentions will have no effect on Proposal 1, 2, 5, 6 and 7 but will have the effect of an “AGAINST” vote on Proposals 3 and 4.
     For purposes of determining the votes cast with respect to any matter presented for consideration at the meeting, only those votes cast “FOR” or “AGAINST” are included. However, if a proxy is signed but no specification is given, the shares will be voted “FOR” Proposals 1, 2, 3, 4, 5, 6 and 7.

Dissenter’s Rights of Appraisal
     No action will be taken in connection with the proposals described in this Proxy Statement for which Delaware law, our Certificate of Incorporation or Bylaws provide a right of a shareholder to dissent and obtain appraisal of or payment for such shareholder’s shares.
Proxy Solicitation Costs and Methods
      We will pay all costs of soliciting proxies. In addition to mailing proxy solicitation material, our management, employees and agents also may solicit proxies in person, by telephone, or by other electronic means of communication. We have retained Innisfree M&A Inc. (“Innisfree”) to assist it in soliciting proxies. We have agreed to pay Innisfree a fee of $10,000, plus expenses, for its services in connection with the special meeting.
Communication with the Board of Directors
      The Company has no formal written policy regarding communication with the Board of Directors. However, if a shareholder wishes to communicate with the Board of Directors (or any individual member), they may send a letter directed to the Corporate Secretary, Converted Organics Inc., 137A Lewis Wharf, Boston, MA 02110. The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the stockholders, to the functioning of the Board, or to the affairs of the Company.
The Company’s Annual Report
      A copy of the Company’s annual report on Form 10-K for the year ended December 31, 2010 is enclosed with this proxy statement, and the contents of and exhibits to that annual report, including any amendments thereto, are incorporated by reference herein. Upon written or oral request, the Company will provide copies of the exhibits to the annual report at no charge; such requests should be directed to Converted Organics Inc., 137A Lewis Wharf, Boston, MA 02110.
Directors, Executive Officers and Key Employees
     The Company’s executive officers and directors and certain information about them, including their ages as of April 18, 2011, are as follows:

Name	Age	Position
Edward J. Gildea	59	President, Chief Executive Officer, and Chairman of the Board
David R. Allen	56	Chief Financial Officer and Executive Vice-President of Administration
Robert E. Cell	42	Director
John P. DeVillars*	62	Director
Marshall S. Sterman*	79	Director
Edward A. Stoltenberg	71	Director

*	Nominee for election at annual meeting.
     The following is a brief description of the principal occupation and recent business experience of each of our directors and executive officers:

     Edward J. Gildea has been our Chairman, President and Chief Executive Officer since January 2006. From 2001 to 2005, he held several executive positions including Chief Operating Officer, Executive Vice President, Strategy and Business Development, and General Counsel of Quality Metric Incorporated, a private health status measurement business. During that period, Mr. Gildea was also engaged in the private practice of law representing business clients and held management positions in our predecessor companies. He holds an A.B. degree from the College of the Holy Cross and a J.D. degree from Suffolk University Law School. The Company believes that Mr. Gildea’s financial and business expertise, including a diversified background of counseling and managing both public and private companies, gives him the qualifications and skills to serve as a Director.
     David R. Allen has been our Chief Financial Officer since March 2007. He was previously a director of the Company from June 2006 to March 2007, where he served as our audit committee chairman. From 1999 to 2004, he served as first the Chief Financial Officer and then as Chief Executive Officer of The Millbrook Press Inc., a publicly held publisher of children’s books. From 2004 until 2007, Mr. Allen has acted as a management consultant and advisor to small public companies. Mr. Allen holds a B.S. degree in Accounting and an M.S. degree in Taxation from Bentley University in Waltham, Massachusetts. Mr. Allen is a Certified Public Accountant.
     Robert E. Cell has been a director since June 2006. In 2006, he became the President and Chief Executive Officer of MyBuys.com, a preference-based marketing company. From 2004 to 2005, he was the Chief Executive Officer of Cool Sign Media Inc., a provider of digital advertising and signage. From 2000 to 2004, he held several executive positions, including Chief Operating Officer and Chief Financial Officer, at Blue Martini Software, Inc., a publicly held provider of client relationship management software applications. Mr. Cell has acted as a consultant to several public and private companies. Mr. Cell holds a B.S. degree and an M.B.A. from the University of Michigan. The Company believes that Mr. Cell’s financial and business expertise, including a diversified background of managing, directing and consulting to software and other public companies, gives him the qualifications and skills to serve as a Director.
     John P. DeVillars has been a director since June 2006. In March 2010, he became the Senior Vice President within the National Sales Organization for TRC Companies, Inc., an engineering, consulting, and construction management firm. He was a founder and managing partner of BlueWave Strategies LLC, an environmental and renewable energy consulting firm established in 2003 and sold to TRC Companies Inc in 2010. He is currently a managing partner of BlueWave Capital and is also a director of Clean Harbors Inc., a hazardous waste management company. Until 2003, Mr. DeVillars held the position of Lecturer in Environmental Policy in the Department of Urban Studies and Planning at the Massachusetts Institute of Technology. Mr. DeVillars continues to lecture at MIT, the Harvard Graduate School of Design and the Kennedy School of Government. Mr. DeVillars holds a B.A. degree from the University of Pennsylvania and an M.P.A. from Harvard University. The Company believes that Mr. DeVillars’ financial and business expertise, including a diversified background of managing and directing public environmental companies gives him the qualifications and skills to serve as a Director.
     Marshall S. Sterman joined Converted Organics’ Board of Directors in July of 2010 after working with the Company as a consultant since November of 2009. Mr. Sterman has advised numerous companies on issues related to mergers and acquisitions and other capital markets matters during his fifty-year career in investment banking and consulting. In addition, Mr. Sterman has extensive experience managing and helping develop and execute the growth strategies for public companies. He is the founder of The Mayflower Group, Ltd., a consulting firm that has served as an active principle to many start-up companies, and was recently honored by the Sino-American Pharmaceuticals Professional Association for his presentations on entrepreneurialism at the Massachusetts Institute of Technology. Mr. Sterman is also currently Chairman of the Board, Chief Executive Officer, and Acting

Chief Financial Officer of Urban Ag Corp, which licenses Converted Organics’ TerraSphere technology. Sterman holds a B.A. from Brandeis University and an MBA from Harvard University.
     Edward A. Stoltenberg has been a director since March 2007. He is a Managing Director of Phoenix Financial Services, an investment banking firm which provides financial services to middle market public and private companies. He has been with Phoenix since 1999. Mr. Stoltenberg is a Certified Public Accountant and holds a B.A from Ohio Wesleyan University and an M.B.A from the University of Michigan. The Company believes that Mr. Stoltenberg’s financial and business expertise, including a diversified background of managing financial service firms and providing investment services for public companies gives him the qualifications and skills to serve as a Director.
     There are no family relationships among our officers and directors.
Board Classifications, Committees and Meetings
     Our Board of Directors comprises five members divided into three classes as nearly equal in number as possible. Currently, Messrs. Stoltenberg and Cell serve as Class 1 directors, whose terms expire in 2013; Messrs. DeVillars and Sterman serve as Class 2 directors, whose terms expires in 2011; and Mr. Edward Gildea serves as a Class 3 director, whose term expires in 2012.
     Our Board of Directors is subject to the independence requirements of the NASDAQ Stock Market. Pursuant to the requirements, the Board undertook its annual review of director independence. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent. Of the five members of the Board, Messrs. Cell, DeVillars, Sterman, and Stoltenberg were determined to be independent directors as defined by the NASDAQ Stock Market. In making an independence determination with regard to Mr. Sterman, the Board considered his relationship with Urban Ag Corp., which is a TerraSphere licensee.
     During the fiscal year ended December 31, 2010, the Board of Directors held twenty-five meetings in person or telephonically and acted by written consent on twelve occasions. In addition to these meetings and actions, during fiscal year 2010 the Audit Committee of the Board of Directors met four times, the Compensation Committee of the Board of Directors met three times and acted by written consent on four occasions, and the Nominating and Governance Committee met twice. Each of our directors attended greater than 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which he served.
     Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.
     Audit Committee. Our Audit Committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with independent public accountants, and audits of financial statements. The Audit Committee operates under a written charter approved by the Board. The current Audit Committee charter may be viewed by accessing the Investor Relations link on the Company website (http://www.ConvertedOrganics.com). Specific responsibilities include the following:
•	appointing, evaluating and terminating our independent public accountants;

•	evaluating the qualifications, independence and performance of our independent public accountants;

•	approving the audit and non-audit services to be performed by the independent public accountants;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	with management and our independent public accountants, reviewing any earnings announcements and other public announcements regarding our results of operations; and

•	preparing the report that the Securities and Exchange Commission requires in our annual proxy statement.
     Our Audit Committee comprises Messrs. Stoltenberg, DeVillars and Cell. Mr. Stoltenberg serves as Chairman of the Audit Committee. The Board has determined that all members of the Audit Committee are independent under the rules of the Securities and Exchange Commission and the NASDAQ Stock Market. The Board has determined that Mr. Stoltenberg qualifies as an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission.
     Compensation Committee. Our Compensation Committee assists our Board of Directors in determining the development plans and compensation of our officers, directors and employees. Specific responsibilities include the following:
•	approving the compensation and benefits of our executive officers;

•	reviewing the performance objectives and actual performance of our officers; and

•	administering our stock option and other equity compensation plans.
     Our Compensation Committee comprises Messrs. Cell, DeVillars and Stoltenberg. Mr. Cell serves as Chairman of the Compensation Committee. The Board has determined that all members of the Compensation Committee are independent under the rules of the NASDAQ Stock Market.
     Nominating and Governance Committee. Our Nominating and Governance Committee assists the Board by identifying and recommending individuals qualified to become members of our Board of Directors, reviewing correspondence from our stockholders, and establishing, evaluating and overseeing our corporate governance guidelines. Specific responsibilities include the following:
•	evaluating the composition, size and governance of our Board of Directors and its committees and make recommendations regarding future planning and the appointment of directors to our committees;

•	determining procedures for selection of the CEO and other senior management; and

•	evaluating and recommending candidates for election to our Board of Directors.
     Our Nominating and Governance Committee comprises Messrs. DeVillars, Cell, and Stoltenberg. Mr. DeVillars serves as Chairman of our Nominating and Governance Committee. The Board has

determined that all members of the Nominating Committee are independent under the rules of the NASDAQ Stock Market.
Nomination of Director Candidates
     The Company receives suggestions for potential director nominees from many sources, including members of the Board, advisors, and stockholders. Any such nominations, together with appropriate biographical information, should be submitted to the Chairperson of the Company’s Nominating and Governance Committee in the manner discussed below. Any candidates submitted by a stockholder or stockholder group are reviewed and considered in the same manner as all other candidates.
     Nominating and selection procedures are described in the written charter of the Company’s Nominating and Governance Committee, a copy of which is available on the Company’s website at www.convertedorganics.com. Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Company, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on Company matters. The Nominating and Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director candidates, but seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and its stockholders.
     Candidates whose evaluations are favorable are then chosen by the Nominating and Governance Committee to be recommended for selection by the full Board. The full Board selects and recommends candidates for nomination as directors for stockholders to consider and vote upon at the annual meeting.
     A stockholder wishing to nominate a candidate for election to the Company’s Board of Directors at any annual meeting at which the Board of Directors has determined that one or more directors will be elected shall submit a written notice of his or her nomination of a candidate to the Chairperson of the Company’s Nominating and Governance Committee (c/o the Corporate Secretary), providing the candidates name, biographical data and other relevant information together with a consent from the nominee. The submission must be received at the Company’s principal executive offices a reasonable time before the Company begins to print and mail its proxy materials so as to permit the Nominating and Governance Committee and, if necessary, the Board of Directors, to evaluate the qualifications of the nominee.
     The Company currently does not employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.
Board Leadership Structure and Role in Risk Oversight
     Our Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having the Company’s Chief Executive Officer serve as Chairman is in the best interest of the Company’s shareholders at this time. The Company believes this structure makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry.
     Our Board of Directors has risk oversight responsibility for the Company and administers this responsibility directly. Our Board of Directors oversees our risk management process through regular discussions of the Company’s risks with senior management both during and outside of regularly scheduled Board of Directors meetings. In addition, our Board of Directors administers our risk management process with respect to risks relating to the Company’s accounting and financial controls.
Board Member Attendance at Annual Meetings
     All current Board members and all nominees for election to our Board of Directors are required to attend our annual meetings of stockholders, provided, however, that attendance shall not be required if personal circumstances affecting the Board member or director nominee make his or her attendance impracticable or inappropriate. Two out of four of our then directors attended the 2010 annual meeting of stockholders.
Compensation Committee and Insider Participation
     None of the members of our Compensation Committee is one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Executive Compensation
   Summary Compensation Table
     The following table sets forth certain information concerning total compensation received by our Chief Executive Officer and the other most highly compensated officer (“named executives”) during 2010 for services rendered to Converted Organics in all capacities for the last two fiscal years.

							Nonqual.
Name and						Non-Equity	Deferred	All
Principal	Fiscal			Stock	Option	Incentive	Comp.	Other
Position	Year	Salary ($)	Bonus ($)	Awards	Awards ($)(1)	Plan Comp.	Earnings	Comp.	Total ($)
Edward J. Gildea,	2010	221,800	—	—	256,400	—	—	—	478,200
President and Chief Executive Officer	2009	222,879	50,000	—	—	—	—	—	272,879
David Allen,	2010	176,200	—	—	128,200	—	—	—	304,400
Chief Financial Officer	2009	152,376	15,000	—	40,500	—	—	—	207,876

(1)	Represents the full grant date fair value of the option grant calculated in accordance with FASB ASC Topic 718. For the purposes of making the option calculation, the assumptions set forth in Note 12 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2010 were utilized; provided that we excluded the assumed forfeiture rate for the purposes of the calculations in the table.
Director Compensation
     In fiscal 2010, our independent directors received options to purchase an aggregate of 450,000 shares and an aggregate of $210,000 in fees for their service on the Board of Directors, which included meeting fees of $1,500 per meeting. Directors who are also employees do not receive compensation for their services as directors.

	Fees Earned or
Name	Paid in Cash	Option Awards (1)		Total
Edward A. Stoltenberg	$68,500	$76,920	(2)	$145,420
Robert Cell	$68,500	$76,920	(3)	$145,420
John DeVillars	$59,250	$76,920	(4)	$136,170
Marshall Sterman	$13,750	$0	(5)	$13,750

(1)	Represents the full grant date fair value of the option grant calculated in accordance with FASB ASC Topic 718. For the purposes of making the option calculation, the assumptions set forth in Note 12 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2010 were utilized; provided that we excluded the assumed forfeiture rate for the purposes of the calculations in the table.

(2)	As of December 31, 2010, Mr. Stoltenberg held options to purchase 194,000 shares of common stock.

(3)	As of December 31, 2010, Mr. Cell held options to purchase 194,000 shares of common stock.

(4)	As of December 31, 2010, Mr. DeVillars held options to purchase 194,000 shares of common stock.

(5)	As of December 31, 2010, Mr. Sterman held no options to purchase shares of common stock.
Outstanding Equity Awards at Fiscal Year End-2010

	Number of Securities
	Underlying Unexercised		Option Exercise
	Options (#)		Price	Option Expiration
Name	Exercisable	Unexercisable	($ per share)	Date
Edward J. Gildea	100,000	0	$3.75	June 15, 2011
	125,000	0	$5.02	June 27, 2018
	500,000	0	$0.68	January 4, 2020
David R. Allen	10,000	0	$3.75	June 15, 2011
	71,195	0	$5.02	June 27, 2018
	50,000	0	$1.10	June 25, 2019
	250,000	0	$0.68	January 4, 2020
Stock Option Plan
     At the Annual Meeting of Shareholders on June 30, 2010, shareholders approved the Omnibus Stock Compensation Plan (“2010 Plan”), pursuant to which there were 3,458,047 shares authorized for issuance, subject to adjustment. Commencing January 1, 2011 and on the first day of each fiscal year thereafter, the number of shares authorized for issuance under the 2010 Plan is automatically recalculated to be equal to 20% of the shares of the Company’s common stock outstanding on the last day of the prior fiscal year, less any issuances made under both the 2006 Plan and the 2010 Plan. The 2010 Plan replaced the 2006 Plan and no additional shares will be issued under the 2006 Plan, however the Company reserved the right to issue pursuant to the 2006 Plan, new options to the extent that, and in the amount of, any currently outstanding options are forfeited under that plan.
     Under the Plan, the Compensation Committee may grant awards in the form of incentive stock options, as defined in Section 422 of the Code, as well as options which do not so qualify, stock units, stock awards, stock appreciation rights and other stock-based awards.
Other awards may be granted that are based on or measured by common stock to employees, consultants and non-employee directors, on such terms and conditions as the Compensation Committee deems appropriate. Other stock-based awards may be granted subject to achievement of performance goals or other conditions and may be payable in common stock or cash, or in a combination of the two.

Code of Ethics
     We have adopted a code of ethics that applies to our officers (including our principal executive, financial and accounting officers), directors, employees and consultants. The text of our code of ethics can be found on our Internet website at www.ConvertedOrganics.com.
Compensation Committee — Composition and Responsibility
     All members of the Compensation Committee are independent directors in accordance with the rules of the NASDAQ Stock Market. There are currently three directors who serve on the Compensation Committee: Robert E. Cell, as Chair, Edward Stoltenberg, and John DeVillars.
     The Compensation Committee operates under a written charter approved by the Board. The current Compensation Committee charter may be viewed by accessing the Investor Relations link on the Company website (http://www.ConvertedOrganics.com). The Compensation Committee has, as stated in its charter, two primary responsibilities: (i) assisting the Board in carrying out its responsibilities in determining the compensation of the CEO and executive officers of the Company; and (ii) establishing compensation policies that will attract and retain qualified personnel through an overall level of compensation that is comparable to, and competitive with, others in the industry and in particular, peer institutions.
     The Compensation Committee, subject to the provisions of our 2010 Omnibus Stock Compensation Plan, also has authority in its discretion to determine the employees of the Company to whom stock options or other awards shall be granted, the number of shares or awards to be granted to each employee, and the time or times at which options or awards should be granted. The CEO makes recommendations to the Compensation Committee about equity awards to the employees of the Company (other than the CEO). The Compensation Committee also has authority to interpret the 2010 Plan and the 2006 Plan and to prescribe, amend, and rescind rules and regulations relating to the Plans.
     The CEO reviews the performance of the executive officers of the Company (other than the CEO) and, based on that review, the CEO makes recommendations to the Compensation Committee about the compensation of executive officers (other than the CEO). The CEO does not participate in any deliberations or approvals by the compensation committee or the Board with respect to his own compensation. The Compensation Committee makes recommendations to the Board about all compensation decisions involving the CEO and the other executive officers of the Company. The Board reviews and votes to approve all compensation decisions involving the CEO and the executive officers of the Company. The Compensation Committee and the Board will use data, showing current and historic elements of compensation, when reviewing executive officer and CEO compensation.
     In 2008, the Company utilized the services of Pearl Meyer & Partners (“Pearl Meyer”), an executive compensation consulting firm, to assist the Compensation Committee in making compensation decisions. Pearl Meyer was engaged by the Company in order to determine whether executive compensation and non-employee Board of Directors’ compensation were competitive with industry standards for similarly situated public companies. Pearl Meyer was instructed to research and develop an Executive Compensation Competitive Analysis and a Board of Director Compensation Competitive Analysis for non-employee Board members. Pearl Meyer was also instructed to review and update the Company’s compensation peer group for comparison purposes. The Company’s compensation program is based on providing competitive salaries based upon Pearl Meyer’s survey data. The Company considered and analyzed the comparable companies in its peer group and created a new list of comps based upon the advice of Pearl Meyer. In 2009, the Company utilized an identical Director compensation peer group as the 2008 group provided by Pearl Meyer, and internally, using publically available information, updated the survey data to reflect the most recent annual compensation paid as Director compensation. The salaries of current employees and the CEO were considered, however, the Company decided not to make any changes because of its financial condition.
Employment Agreements
     Effective as of April 20, 2011, the Company entered into severance agreements with Mr. Gildea and Mr. Allen, under which, should a change in control of the Company occur, Messrs. Gildea and Allen shall be entitled to a continuation of payment of their base salary for a term of thirty-six months, payable in bi-weekly installments in accordance with the Company’s regular payroll practices. “Change of Control”, shall mean the consummation of any of the following events: (i) a sale, lease or disposition of all or substantially all of the assets of the Company, or (ii) a merger or consolidation (in a single transaction or a series of related transactions) of the Company with or into any other corporation or corporations or other entity, or any other corporate reorganization, where the stockholders of the Company immediately prior to such event do not retain (in substantially the same percentages) beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the voting power of and interest in the successor entity or the entity that controls the successor entity; provided, however, that a “Change in Control” shall not include a sale, lease, transfer or other disposition of all or substantially all of the capital stock, assets, properties or business of the Company (by way of merger, consolidation, reorganization, recapitalization, sale of assets, stock purchase, contribution or other similar transaction) that involves the Company, on the one hand, and Converted Organics Inc. or any Converted Organics Subsidiary.
     In the event a Change in Control occurs, and the employment of either Mr. Gildea or Mr. Allen is terminated (i) by the Company for a reason other than for Cause (as defined below) or (ii) by the Executive for Good Reason (as defined below), then the Executive shall be eligible for severance pay as described above.
     Resignation for “good reason” means the occurrence of any of the following conditions without the Executive’s consent, which condition continues after notice by the Executive to the Company and a reasonable opportunity to cure such condition: (i) a decrease in the Executive’s base salary, (ii) relocation of the Executive’s work place to a location more than 50 miles from the Executive’s business location at the time of the Change of Control, or (iii) the Executive’s assignment to a position where the duties of the position are outside his area of professional competence.
     “Cause” means a good faith finding by the Company of: (i) gross negligence or willful misconduct by the Executive in connection with the Executive’s employment duties, (ii) failure by the Executive to perform his duties or responsibilities required pursuant to the Executive’s employment after written notice and a 30-day opportunity to cure, (iii) misappropriation by the Executive for the Executive’s personal use of the assets or business opportunities of the Company, or its affiliates, (iv) embezzlement or other financial fraud committed by the Executive, (v) the Executive knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), or (vi) the Executive’s indictment for, conviction of, or entry of a plea of no contest with respect to, any felony.
     Mr. Gildea and Mr. Allen have no employment contracts other than the above described severance agreements, and as such are at-will employees.
Security Ownership of Certain Beneficial Owners and Management
     Set forth below is information regarding the beneficial ownership of our common stock, as of April 18, 2011 by (i) each person whom we know owned, beneficially, more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of the current directors and executive officers as a group. We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned. Shares of common stock to be received upon conversion of preferred stock, or subject to options or warrants currently exercisable or exercisable on or within 60 days of the date of this proxy statement, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.
Officers and Directors

Name of	No. of Shares
Beneficial	Beneficially
Owner(1)	Owned		Percent of Class (2)
Edward J. Gildea	3,409,815	(3)	3.2
David R. Allen	710,417	(4)	*
Robert E. Cell	573,340	(5)	*
John P. DeVillars	573,340	(5)	*
Marshal S. Sterman	0		*
Edward A. Stoltenberg	578,208	(6)(7)	*
All directors and officers as a group (six persons)	5,855,120		5.5
5% Shareholders
OppenheimerFunds, Inc.	32,228,361	(8)	19.9	(8)

*	Less than 1%

(1)	The address of all persons named in this table, with the exception of Oppenheimer Funds, Inc. is: c/o Converted Organics Inc., 137A Lewis Wharf, Boston, MA 02110.

(2)	Assumes 104,153,974 shares as of April 18, 2011.

(3)	Includes 1,400 Class B Warrants and options to purchase 1,260,178 shares.

(4)	Includes options to purchase 536,333 shares.

(5)	Includes options to purchase 388,670 shares.

(6)	Includes options to purchase 378,670 shares.

(7)	Includes 2,965 shares beneficially owned and held in trust.

(8)	Consists of 17,500 shares of Series A Convertible Preferred Stock that is convertible into 32,228,361 shares of common stock; provided that we are not permitted to effect any conversion of the preferred stock, and the holder does not have the right to convert any portion of the preferred stock, to the extent that, after giving effect to the conversion the holder (together with any of holder’s affiliates would beneficially own in excess of 19.9% of the total issued and outstanding shares of our common stock as of October 18, 2010.
Transactions With Related Persons, Promoters, and Certain Control Persons
     As payment for compensation accrued and not paid since April 1, 2006 and expenses incurred but not reimbursed since April 1, 2006, we intend to pay in the future, out of available cash, a total of $150,000 to the following current and former executive officers, directors and consultants, each of whom will receive $50,000: Edward J. Gildea, John A. Walsdorf and William A. Gildea. Marshal S. Sterman is also currently Chairman of the Board, Chief Executive Officer, and Acting Chief Financial Officer of Urban Ag Corp, which licenses Converted Organics’ TerraSphere technology.
     We believe the transactions described above were made on terms at least as favorable as those generally available from unaffiliated third parties. The transactions have been ratified by a majority of the members of our Board of Directors who are independent directors. Future transactions with our officers, directors or greater than five percent stockholders will be on terms no less favorable to us than could be obtained from unaffiliated third parties, and all such transactions will be reviewed and subject to approval by our Audit Committee, which will have access, at our expense, to our or independent legal counsel.

Section 16(a) Beneficial Ownership Reporting Compliance
     Under the securities laws of the United States, the Company’s directors, its officers and any persons holding more than 10% of the Company’s Common Stock (“10% holders”) are required to file with the Securities and Exchange Commission (“SEC”) initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of Common Stock and other equity securities of the Company. Specific filing deadlines of these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during the fiscal year ended December 31, 2010. The Company is not aware of any late filers for the fiscal year ended December 31, 2010, except for the late filing of a Form 3 when Mr. Sterman was elected to the Board of Directors in July of 2010. Although this election was disclosed in a Form 8-K, the requisite Form 3 filing was not made until April 2011. In making these statements, the Company has relied solely on written representations of its directors, officers and 10% holders and copies of the reports that they filed with the SEC.
Independent Public Accountants
     CCR LLP served as the Company’s independent public accountant in fiscal 2010 and has been engaged as the Company’s independent public accountant for fiscal 2011. The Audit Committee of the Board intends to meet with the auditor in August 2011 to discuss the audit engagement for fiscal 2011. The following table shows the fees paid or accrued by the Company for the audit and other services provide CCR LLP for 2010 and 2009.

	FY 2010	FY 2009
Audit Fees	$142,500	$174,200
Audit Fees (acquisition targets)	$267,944	$0
Tax Fees	$18,500	$0
All Other Fees	$117,755	$106,790
Totals	$546,699	$280,990
     Audit fees of CCR LLP for fiscal 2010 and 2009 consisted of the examination of the consolidated financial statements of the Company. Other fees include charges related to required procedures in association with consent for the filings of Forms S-3, review of our 2010 Proxy statement and our October 2009 Secondary Offering, as well as performing audits of two potential acquisition targets in 2010.
     The Audit Committee, consisting entirely of independent directors, pre-approves all audit and non-audit services provided by the independent public accountants. These services may include audit services, audit-related services, tax services and other services as allowed by law or regulation. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specifically approved amount. The independent public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent public accountants in accordance with this pre-approval and the fees incurred to date. The Audit Committee, or one of its members to whom authority has been delegated by the Audit Committee, may also pre-approve particular services on a case-by-case basis. The Audit Committee pre-approved all of the Company’s audit fees, audit-related fees, tax fees, and all other fees for services by the independent public accountants during fiscal 2010.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
     The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2010. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the information by reference in such filing.
     The Audit Committee currently includes three non-employee directors. Mr. Stoltenberg serves as Chairman of the Audit Committee, and Messrs. Cell and DeVillars serve as members. The Board of Directors has determined that each of the members of the Audit Committee is independent as defined by the rules of the NASDAQ Stock Market and the SEC. The Board also determined that each member of the Audit Committee is “financially literate” and has accounting or related financial management expertise. The Board also determined that Mr. Stoltenberg is an “audit committee financial expert” as defined by SEC rules through his business and professional experience.
     The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee is directly responsible for the appointment, retention, evaluation, compensation, oversight and termination of the Company’s independent registered public accounting firm.
     The Audit Committee reviews the results and scope of audit and other services provided by the independent public accountants and reviews the accounting principles and auditing practices and procedures to be used in the Company’s financial reporting process, including its systems of internal control, and in the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm for the last fiscal year, CCR LLP is responsible for performing an independent audit of those financial statements. As more fully explained in the Audit Committee’s charter, the Audit Committee’s responsibility is to provide oversight of and to review those processes. The Audit Committee does not conduct auditing or accounting reviews or procedures, and relies on information and representations provided by management and the independent public accountants. The Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent public accountants included in their report on the Company’s financial statements.
Audited Financial Statements
     The Audit Committee has reviewed the audited financial statements prepared for the fiscal year ended December 31, 2010. The Audit Committee has reviewed and discussed those audited financial statements with members of the management of the Company.
     The Audit Committee has discussed the audited financials for fiscal 2010 with CCR LLP, and has discussed with CCR LLP the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vo1. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has received from CCR LLP a letter and other written disclosures required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Board concerning independence. The Audit Committee had discussions with CCR LLP in advance of the Annual Meeting regarding the independence of CCR LLP as the Company’s independent registered public accounting firm.

     Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. After review of all discussions and correspondence described above, as well as such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended that the audited financial statements for the last fiscal year be included in the Company’s Annual Report on Form 10-K.
The Audit Committee
Edward Stoltenberg, Chairman
Robert E. Cell
John DeVillars

PROPOSAL NO. 1
ELECTION OF THE BOARD OF DIRECTORS
     Our Certificate of Incorporation provides that the Board of Directors be divided into three classes. Each director serves a term of three years. At each annual meeting, the stockholders elect directors for a full term or the remainder thereof, as the case may be, to succeed those, whose terms have expired. Each director holds office for the term for which elected or until his or her successor is duly elected. Currently, Messrs. Stoltenberg and Cell serve as Class 1 directors, whose terms expire in 2013; Messrs. DeVillars and Sterman serve as Class 2 directors, whose terms expire in 2011; and Mr. Edward Gildea serves as a Class 3 director, whose term expires in 2012. The Board of Directors has nominated Messrs. John DeVillars and Marshall Sterman to serve as Class 2 directors until 2014 or until their respective successors are elected and qualified.
Vote Required
     The two candidates receiving the highest number of votes cast in favor of his election shall be elected as director.
Recommendation
     The Board recommends that stockholders vote FOR the election of Messrs. John DeVillars and Marshall Sterman.
     Unless marked otherwise, proxies received will be voted FOR the election of the nominees.
PROPOSAL NO. 2
RATIFICATION OF THE SELECTION OF CCR LLP AS
INDEPENDENT PUBLIC ACCOUNTANT
     The Board of Directors appointed CCR LLP as the Company’s independent public accounting firm for 2011. CCR LLP has served as the Company’s independent public accountant since 2005.
     In the past five fiscal years there have been no disagreements with CCR LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure.
     One or more representatives of CCR LLP will attend the Annual Meeting and be available to respond to appropriate questions.
     The Board recommends the shareholders ratify the appointment of CCR LLP as the Company’s independent public accountant for the year 2011. If the shareholders do not ratify the appointment, other independent public accountants will be appointed by the Board upon recommendation of the Audit Committee.
Vote Required
     The affirmative vote of a majority of the outstanding shares of common stock present at the meeting and entitled to vote is required is required to approve the selection of CCR LLP as independent public accountant.
Recommendation
     The Board recommends that stockholders vote FOR the ratification of the selection of CCR LLP as the Company’s independent public accountant for the year 2011.
PROPOSAL NO. 3
AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE
THE NUMBER OF AUTHORIZED SHARES THAT THE COMPANY MAY ISSUE
TO 500,000,000 SHARES OF COMMON STOCK

General
     The Company’s Board of Directors unanimously approved and recommended for adoption by the shareholders the Amendment to the Certificate of Incorporation (the “Amended Certificate”), the text of which is attached to this Proxy Statement as Annex A. The following proposal is to approve the increase in the number of shares of common stock authorized in our Amended Certificate from 250,000,000 shares to 500,000,000 shares, but does not approve any issuance of shares of common stock.
Background and Reasons for the Proposed Amended and Restated Articles
     As of Record Date, there were 250,000,000 shares of our common stock authorized, of which, 100,670,127 shares were issued and outstanding and 10,000,000 shares of preferred stock, of which 17,500 shares were issued and outstanding. In addition, the Company has approximately 135,302,682 shares reserved for issuance upon exercise of outstanding options and warrants and in connection with existing share-based compensation and benefit plans and financing arrangements. To the extent Proposal 4 is approved and the Company effects a reverse stock split, the Company’s outstanding shares would be reduced proportionately and the shares reserved for issuance would also be reduced proportionately.
     The approval of this proposal would increase the number of shares of the Company’s common stock that it is authorized to issue from 250,000,000 shares to 500,000,000 shares of common stock. The par value of the Company’s common stock will not be affected by the amendment.
     The Company seeks shareholder approval to increase the number of authorized shares because doing so will allow the Company to maintain sufficient shares of common stock for future business and financial purposes. Authorized but unissued shares of common stock may be used by the Company for any purpose permitted under Delaware law, including but not limited to, paying stock dividends to stockholders, raising capital, providing equity incentives to employees, officers and directors, and entering into transactions that the Board of Directors believes provide the potential for growth and profit. Furthermore, the Company may utilize its securities to make future acquisitions; acquisitions are a key component of growth and, from time to time, consideration for acquisitions may include the issuance of common stock.
     The issuance of Company common stock may be dilutive to the Company’s current common stockholders. The Company may complete any financings prior to the annual meeting by the issuance of securities currently authorized and available for issuance. If the proposed amendment is approved, to the extent the Company has previously issued all of the shares of common stock currently authorized, the Company may issue the newly authorized shares of Company common stock without a further vote of the stockholders of the Company, except as provided under the rules of the NASDAQ Stock Market. These future issuances may be dilutive to the Company’s current common stockholders and may cause a reduction in the market price of the Company’s common stock.
     The increase in the authorized shares of common stock will not have any immediate effect on the rights of existing stockholders. If the stockholders approve the proposed amendment, the Board of Directors may cause the issuance of additional shares without further vote of the stockholders of the Company, except as provided under the rules of the NASDAQ Stock Market. Current holders of common stock do not have preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership. The issuance of additional shares of common stock would decrease the proportionate equity interest of the Company’s current stockholders and, depending upon the price paid for such additional shares, could result in dilution to the Company’s current stockholders.
     The proposed amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of common stock, which would dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of the Company. The proposed amendment therefore may have the effect of discouraging unsolicited takeover attempts, potentially limiting the opportunity for the Company’s stockholders to dispose of their shares at a premium, which is often offered in takeover attempts, or that may be available under a merger proposal. The proposed amendment may have the effect of permitting the Company’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the Board of Directors is not aware of any attempt to take control of the Company, and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.
     In addition to periodic discussions regarding fund raising opportunities, the Company also engages in periodic discussions with potential partners, strategic investments and acquisition candidates, as part of the Company’s business model. If any of these discussions came to a definitive understanding and if the proposed amendment is adopted, it is possible that the Company could use some of the newly authorized shares in connection with one or more such transactions subsequent to the increase in the number of authorized shares. The Company also plans to continue to issue shares of common stock pursuant to its stock incentive plans subsequent to the increase in the number of authorized shares. The Company currently has no plan, commitment, arrangement, understanding or agreement, regarding the issuance of common stock in connection with one or more such strategic transactions subsequent to the increase in the number of authorized shares, except for such transactions that would require a separate vote by the Company’s shareholders, including the matters being voted on at the Annual Meeting.
     If the proposed amendment is adopted, it will become effective upon filing of the Amended Certificate with the Secretary of State of the State of Delaware. However, if the Company’s stockholders approve the proposed amendment, the Board of Directors retains discretion under Delaware law not to implement the proposed amendment. If the Board of Directors were to exercise such discretion, the number of authorized shares would remain unchanged.
Vote Required
     The affirmative vote of a majority of the outstanding shares of common stock, as of the Record Date, is required to increase the number of authorized shares of common stock.
Recommendation
     The Board recommends that stockholders vote FOR increasing the number of authorized shares of common stock.
PROPOSAL NO. 4
AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO AUTHORIZE THE BOARD OF DIRECTORS TO
EFFECT A REVERSE STOCK SPLIT
General

     The Company’s Board of Directors has adopted a resolution approving and recommending for approval to the Company’s shareholders an amendment to the Company’s Certificate of Incorporation, as amended, authorizing a reverse stock split of the Company’s common stock, at a ratio, within a range of 1:2 to 1:10, to be determined by the Board. The Company’s authorized but unissued stock would not be reduced in accordance with this ratio, and, if Proposal 3 is approved, the Company’s authorized shares would be increased to 500,000,000 shares. The authority to effect the reverse split would be granted to the Board for a period of twelve months from the date of the 2011 Annual Meeting. Should the Board of Directors decide to implement the reverse stock split, it would become effective upon the filing of an amendment to the Company’s Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware.
     With the exception of adjustments that may result from the treatment of fractional shares (as described below), each Stockholder will retain the same percentage of common stock outstanding immediately following the reverse stock split as that Stockholder held immediately prior to the reverse stock split.
     The form of the Certificate of Amendment to be filed with the Secretary of State of the State of Delaware to accomplish the reverse stock split is represented in Annex B.
Background and Reasons for the Proposed Amended and Restated Articles
     Our common stock is currently listed on the NASDAQ Capital Market under the symbol “COIN”. On June 27, 2010, we received notice from the NASDAQ Stock Market stating that the closing bid price of our common stock had fallen below $1.00 for thirty consecutive business days and that therefore, we were not in compliance with NASDAQ Listing Rule 5550(a)(2). On December 27, 2010, we were provided with a 180-day grace period, through June 27, 2011, to regain compliance with the Rule, and NASDAQ has notified us that we are ineligible for another such grace period. To regain compliance, the bid price for our common stock must close at $1.00 or higher for a minimum of ten consecutive business days within the grace period. If we are unable to do so, we will receive a delisting notice from NASDAQ with respect to our common stock.
     The Board is seeking stockholder approval for the reverse stock split for the primary purpose of regaining and/or maintaining or compliance with NASDAQ listing requirements. The Board believes that the reverse split is desirable because it may assist us in meeting the requirements for continued listing on NASDAQ by helping to raise the market bid price of our common stock to $1.00 or more. If NASDAQ delists our common stock, trading in our common stock would thereafter be conducted in the over-the-counter market on the OTC Electronic Bulletin Board or in the “pink sheets.” Trading through the OTC Electronic Bulletin Board or the pink sheets will likely reduce the liquidity of our common stock and could result in lower prices for our common stock than might otherwise prevail, increased spreads between the bid and asked prices for our common stock and increased transaction costs inherent in trading such shares. Additionally, certain investors will not purchase securities that are not listed on a national exchange or quoted on NASDAQ, which could materially impair our ability to raise funds through the issuance of our common stock or other securities convertible into our common stock.
     In addition, if our common stock were removed from listing on NASDAQ and the trading price of our common stock remained below $5.00 per share, trading in our common stock would also be subject to the requirements of certain rules under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a “penny stock” (generally, any equity security that is traded other than on a national securities exchange and has a market bid price of less than $5.00 per share, subject to certain exceptions). The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from making a market, seeking or generating interest in our common stock and otherwise effecting transactions in our common stock, which could severely limit the market liquidity of our common stock and the ability of investors to trade our common stock.
     IF OUR STOCKHOLDERS DO NOT APPROVE THE REVERSE STOCK SPLIT PROPOSAL, WE WOULD LIKELY BE DELISTED FROM THE NASDAQ CAPITAL MARKET DUE TO OUR FAILURE TO MAINTAIN A MINIMUM BID PRICE FOR OUR COMMON STOCK OF $1.00 PER SHARE AS REQUIRED BY NASDAQ’S LISTING RULES.
     While we believe that the reverse split would initially help increase the market bid price of our common stock to at least $1.00 per share, the effect of a reverse split on the market bid price of our common stock cannot be predicted with any certainty, and the historical results of similar reverse splits for companies in similar circumstances is varied. There can be no assurance that:
•	the market bid price of our common stock would rise in proportion to the reduction in the number of shares of our common stock outstanding following the reverse split;

•	we would be successful in maintaining the market bid price of our common stock above $1.00 per share for any extended period of time, even if the reverse split succeeded in raising the market bid price of our common stock above $1.00 per share;

•	we would be able to continue to meet NASDAQ’s other quantitative continued listing criteria; or

•	our common stock would not be delisted by NASDAQ for other reasons.
     Additionally, even though the reverse split, by itself, would not impact our assets or prospects, the reverse split could be followed by a decrease in the aggregate market value of our common stock. The market bid price of our common stock may be based also on other factors that may be unrelated to the number of shares outstanding, including our future performance. The reverse stock split may result in some stockholders owning “odd-lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.
Potential Effects of Proposed Reverse Split
     General
     After the effective date of the reverse split, each holder of our common stock will own a reduced number of shares of our common stock. However, the reverse split will affect all holders of our common stock uniformly and will not affect any shareholder’s percentage ownership interests in the Company or proportionate voting power, except to the extent that the reverse split results in any of our shareholders owning a fractional share. In lieu of issuing fractional shares, each holder of our common stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder’s certificates will have the number of shares he receives rounded up to the nearest whole share.
     Effect on Authorized and Outstanding Shares
     The Company currently is authorized to issue a maximum of 250,000,000 shares of our common stock. As of the record date, there were 100,670,127 shares issued and outstanding. In addition, the Company has approximately 135,302,682 shares reserved for issuance upon exercise of outstanding options and warrants and in connection with existing share-based compensation and benefit plans and financing arrangements. Although the number of authorized shares of common stock will not change as a result of the reverse split, the number of issued and outstanding shares of our common stock will be reduced to a number that will be approximately equal to the number of shares of common stock issued and outstanding immediately prior to the effective date divided by the reverse split ratio. The number will not be exact due to the treatment of any fractional shares, as described below.
     The proposal will not change the terms of our common stock. The shares of new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now outstanding. We do not anticipate that the reverse split will result in any material reduction in the number of holders of common stock. Each shareholder’s percentage ownership of the new common stock will not be altered except for the effect of eliminating fractional shares as described below. The common stock issued pursuant to the reverse split will remain fully paid and non-assessable. The reverse split is not intended as, and will not have the effect of, a “going private transaction” in accordance with Rule 13e-3 under the Securities Exchange Act of 1934, as amended. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.
     Following the effective date, it is not anticipated that the Company’s financial condition, the percentage ownership of management, the number of shareholders, or any aspect of the Company’s business would materially change as a result of the reverse split.
     Accounting Matters
     The reverse split will not affect the par value of our common stock. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the fraction by which the number of shares of common stock are reduced, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be retroactively increased for each period because there will be fewer shares of our common stock outstanding.
     Potential Anti-Takeover Effect
     While the Board of Directors believes it advisable to authorize and approve the reverse split for the reasons set forth above, the Board is aware that the increase in the number of authorized but unissued shares of common stock may have a potential anti-takeover effect. Our ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of shareholders seeking to control the Company. The reverse stock split is not being recommended by the Board as part of an anti-takeover strategy.
     Increase of Shares of Common Stock Available for Future Issuance
     Because our authorized common stock will not be reduced, the overall effect will be an increase in our authorized but unissued shares of common stock as a result of the reverse split. These shares may be issued by our Board of Directors in its discretion. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of common stock.
     Summary Table
     For illustration purposes only, the following table shows the effects of potential reverse stock split ratios of between 1-for-2 and 1-for-10, without giving effect to any adjustments for fractional shares, on our authorized and issued shares of common stock, shares of common stock reserved for issuance and authorized but unissued and unreserved shares of common stock. The information presented below is as of April 15, 2011 and assumes no changes between April 15, 2011 and the effective date of any split.

	Shares of common	Shares of common	Shares of common
	stock authorized and	stock reserved for	stock authorized but	Total number of
Reverse split ratio	issued	issuance(1)	unissued(2)	authorized shares(3)
No split	104,153,974	135,302,682	260,543,344	500,000,000
1-for-2	52,076,987	67,651,341	380,271,672	500,000,000
1-for-4	26,038,494	33,825,671	440,135,836	500,000,000
1-for-6	17,358,996	22,550,447	460,090,557	500,000,000
1-for-8	13,019,247	16,912,835	470,067,918	500,000,000
1-for-10	10,415,397	13,530,268	476,054,334	500,000,000

(1)	Assumes the passage of Proposal No. 5.

(2)	Assumes the passage of Proposal Nos. 3 and 5.

(3)	Assumes the passage of Proposal No. 3.
Effective Time
     The proposed reverse stock split would become effective as of 11:59 p.m., Eastern time (the “Effective Time”) on the date of filing of the Certificate of Amendment with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the Effective Time, shares of our common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of our stockholders, into one share of our common stock in accordance with the reverse stock split ratio of between 1-for-2 and 1-for-10.
     After the Effective Time, our common stock will have a new CUSIP number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers.
Board Discretion to Implement the Reverse Stock Split Amendment
     If stockholder approval is obtained for this proposal, the Board expects to select an appropriate ratio and implement the reverse stock split promptly. However, the Board reserves the authority to decide, in its discretion, to delay or abandon the reverse stock split after such vote and before the effectiveness of the reverse stock split if it determines that the reverse stock split is no longer in the best interests of the Company and its stockholders. The Board will, however, implement the reverse stock split, if at all, prior to our next annual meeting of stockholders to be held in 2012.
Fractional Shares
     No fractional shares of common stock will be issued in connection with the reverse stock split. Fractional shares will be rounded up to the nearest whole share.
     The Board recommends that stockholders vote FOR the proposal to amend the Company’s Certificate of Incorporation to authorize the Board of Directors to effect a reverse stock split.
PROPOSAL NO. 5
APPROVAL OF THE ISSUANCE OF 20% OR MORE OF OUR COMMON STOCK
RELATED TO THE CONVERTIBLE NOTES ISSUED PURSUANT TO THE PURCHASE
AGREEMENT

     NASDAQ Listing Rule 5635(d) requires shareholder approval of a transaction other than a public offering involving the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock, if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance (the “20% Share Limitation”).
     On April 1, 2011, we entered into the Purchase Agreement with an institutional investor (the “Buyer”), pursuant to which we agreed to sell to Buyer a Note (defined below) and Warrants (defined below). The following is a summary of the terms of the Purchase Agreement, as well as a summary of certain provisions of the Purchase Agreement that would require us to exceed the 20% Share Limitation. Until we receive shareholder approval for the proposals set forth in this proxy statement, we are not permitted to exceed the 20% Share Limitation.
Description of Note
     Pursuant to the terms of the Purchase Agreement, we sold to Buyer a convertible note in the aggregate original principal amount of $3,850,000 (the “Note”), which Note is convertible into shares of our common stock. The Note was issued with an original issue discount of approximately 9.1%, and the purchase price of the Note will be $3,500,000. The Note is not interest bearing, unless we are in default on the Note, in which case the Note carries an interest rate of 18% per annum.
     The Note is initially convertible into shares of common stock at a conversion price of $0.40 per share, provided that if we make certain dilutive issuances (with limited exceptions), the conversion price of the Note will be lowered to the per share price for the dilutive issuances. We are required to repay the Note in five equal installments commencing July 31, 2011, either in cash or in shares of our common stock. If we choose to utilize shares of our common stock for the payment, we must make an irrevocable decision to use shares 23 trading days prior to the installment payment date, and the value of our shares will be equal to 85% of the average of the three lowest closing sale prices of our common stock during the 20 trading day period prior to payment of the installment amount (the “Installment Conversion Price”). If we choose to make an installment payment in shares of common stock, we must make a pre-installment payment of shares (the “Pre-Installment Shares”) to the Note holder 20 trading days prior to the applicable installment date based on the value of our shares equal to 85% of the average of the three lowest closing sale prices of our common stock during the 20 trading day period prior to payment of the installment amount. On the installment date, to the extent we owe the Note holder additional shares in excess of the Pre-Installment Shares to satisfy the installment payment, we will issue the Note holder additional shares, and to the extent we have issued excess shares, such shares will be applied to future payments.
     If an event of default occurs under the Note, we must redeem the Note in cash at the greater of 135% of the unconverted principal amount or 135% of the greatest equity value of the shares of common stock underlying the Note from the date of the default until the redemption is completed.
     The conversion price of the Note is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The convertibility of the Note may be limited if, upon exercise, the holder or any of its affiliates would beneficially own more than 4.9% of our common stock.
Description of Warrants

     Pursuant to the terms of the Purchase Agreement, we also agreed to issue to the Buyer warrants to acquire shares of common stock, in the form of three warrants: (i) “Series A Warrants”, (ii) “Series B Warrants” and (iii) “Series C Warrants” (collectively, the “Warrants”).
     The Series B Warrants are exercisable six months and one day after issuance and expire nine months after the date we obtain shareholder approval of this proposal pursuant to this proxy statement. The Series B Warrants provide that the holders are initially entitled to purchase an aggregate of 9,143,750 shares at an initial exercise price of $0.4125 per share. If we make certain dilutive issuances (with limited exceptions), the exercise price of the Series B Warrants will be lowered to the per share price for the dilutive issuances. In addition, the exercise price of the Series B Warrants will adjust to the average of the Installment Conversion Prices used to repay the Note (see above for a discussion of the Note installment payments). The floor price for the exercise price of the Series B Warrants is $0.34. The number of shares underlying the Series B Warrants will adjust whenever the exercise price adjusts, such that at all times the aggregate exercise price of the Series B Warrants will be $3,771,797.
     To the extent we enter into a fundamental transaction (as defined in the Series B Warrants and which include, without limitation, our entering into a merger or consolidation with another entity, our selling all or substantially all of our assets, or a person acquiring 50% of our common stock), we have agreed to purchase the Series B Warrants from the holders at their Black-Scholes value.
     If our common stock trades at a price at least 200% above the Series B Warrants exercise price for a period of 10 trading days at any time after we obtain shareholder approval of this proposal pursuant to this proxy statement, we may force the exercise of the Series B Warrants if we meet certain conditions.
     The Series A and Series C Warrants are exercisable six months and one day after issuance and have a five year term commencing on the initial exercise date. The Series A Warrants provide that the holders are initially entitled to purchase an aggregate of 4,812,500 shares at an initial exercise price of $0.40 per share. The Series C Warrants provide that the holders are initially entitled to purchase an aggregate of 4,343,285 shares at an initial exercise price of $0.425 per share. If on the expiration date of the Series B Warrants, a holder of such warrant has not exercised such warrant for at least 50% of the shares underlying such warrant, we have the right to redeem from such holder its Series C Warrant for $1,000 under certain circumstances.
     If we make certain dilutive issuances (with limited exceptions), the exercise price of the Series A and Series C Warrants will be lowered to the per share price for the dilutive issuances. In addition, the exercise price of the Series A and Series C Warrants will adjust to the average of the Installment Conversion Prices used to repay the Note (see above for a discussion of the Note installment payments). Until we obtain shareholder approval (as discussed below), the floor price of the Series A and Series C Warrants is $0.34. The number of shares underlying the Series A and Series C Warrants will not be adjusted due to an adjustment of the exercise price pursuant to the preceding two sentences.
     To the extent we enter into a fundamental transaction (as defined in the Series A and Series C Warrants and which include, without limitation, our entering into a merger or consolidation with another entity, our selling all or substantially all of our assets, or a person acquiring 50% of our common stock), we have agreed to purchase the Series A and Series C Warrants from the holder at their Black-Scholes value.
     The exercise price of all the Warrants is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The exercisability of the Warrants may be limited if, upon exercise, the holder or any of its affiliates would beneficially own more than 4.9% of our common stock. The Note may not be converted if the total number of shares that would be issued would exceed 19.99% of our common stock on the date the Purchase Agreement was executed prior to our receiving shareholder approval of this proposal pursuant to this proxy statement.
Issuance of 20% or More of the Outstanding Common Stock
     On April 1, 2010 and immediately after the execution of the Purchase Agreement, there were 100,670,127 shares of common stock issued and outstanding, which under NASDAQ Listing Rule 5635(d) would prohibit us from issuing more than 20,134,025 shares of common stock without shareholder approval. Shareholder approval was not sought in advance of entering into the Purchase Agreement due to the fact that such approval was not required pursuant to NASDAQ rules and regulations and would have unnecessarily delayed the execution of the transaction documents and our receipt of the proceeds from the offering.
Consequences of Failure to Receive Shareholder Approval
     Shareholder approval is required to enable us to issue more than 20,134,025 shares of our common stock pursuant to the transaction documents. In connection with the Note, to the extent we utilize our shares of common stock to pay the installments required under the Note, our inability to issue greater than 20,134,025 shares may require us to utilize our cash to repay the Note, which would reduce the amount of cash available to us to operate our business.
     To the extent that are unable to receive shareholder approval of proposals 3-7 set forth in this proxy statement, we agreed in the Purchase Agreement to cause an additional shareholder meeting to be held every three months thereafter until such approval is obtained. As such, our failure to receive shareholder approval of proposals 3-7 set forth in this proxy statement will require us to incur the costs of holding one or more additional shareholder meetings until we receive such approvals.
Risks Associated with Approval of Proposals
     If we receive shareholder approval of the proposals set forth in this proxy statement, and if we were to issue shares of our common stock in excess of the 20,134,025 shares currently permitted to be issued pursuant to the Purchase Agreement, such issuances may affect the rights of existing holders of our common stock to the extent that future issuances of common stock reduce each existing shareholder’s proportionate ownership and voting rights. In addition, possible dilution caused by future issuances of common stock could lead to a decrease in our net income per share in future periods and a resulting decline in the market price of our common stock.
     Assuming we receive shareholder approval of the proposals set forth in this proxy statement and assuming we choose to repay the Note solely in shares of our common stock (we may repay the Note in cash), the following table shows the number of shares that would be issuable under the Note and Warrants at various assumed Installment Conversion Prices:

Assumed	Total
average	shares			Total		Total
Installment	required		Number of	proceeds	Number of	proceeds
Conversion	to repay	Total	shares	to us upon	shares	to us upon	Total
Price for	the Note	proceeds	underlying	exercise of	underlying	exercise of	shares to	Total
repayment	solely in	to us from	the Series	the Series	the Series	the Series	be issued	proceeds to
of the Note	common	sale of the	B	B	A and C	A and C	in	us from
(1)	stock	Note	Warrants	Warrants	Warrants	Warrants	financing	financing
$0.20	19,250,000	$3,500,000	18,858,985	$3,771,797	9,155,785	$1,831,157	47,264,770	$9,102,954
$0.30	12,833,333	$3,500,000	12,572,657	$3,771,797	9,155,785	$2,746,736	34,561,775	$10,018,532
$0.40	9,625,000	$3,500,000	9,429,493	$3,771,797	9,155,785	$3,662,314	28,210,278	$10,934,111
$0.75	5,133,333	$3,500,000	5,029,063	$3,771,797	9,155,785	$3,770,896	19,318,181	$11,042,693
$1.00	3,850,000	$3,500,000	3,771,797	$3,771,797	9,155,785	$3,770,896	16,777,582	$11,042,693

(1)	Installment Conversion Price is 85% of the average of the three lowest closing sale prices of our common stock during the 20 trading day period prior to payment of the installment amount.

(2)	Assuming all Warrants are exercised and the Notes are repaid solely in common stock.
Vote Required
     The affirmative vote of a majority of the common stock present at the meeting and entitled to vote is required to approve the issuance of 20% or more of our common stock related to the Note that was issued pursuant to the Purchase Agreement.
Recommendation
     The Board recommends that the stockholders vote “FOR” the approval of the issuance of 20% or more of our common stock related to the Note that was issued pursuant to the Purchase Agreement.
PROPOSAL NO. 6
APPROVAL OF ANY FUTURE ADJUSTMENTS OF THE EXERCISE PRICES FOR
BOTH THE SERIES A AND SERIES C WARRANTS BELOW THEIR FLOOR PRICES IN
ACCORDANCE WITH THE TERMS OF SUCH WARRANTS THAT WERE ISSUED
PURSUANT TO THE PURCHASE AGREEMENT.
General
     Pursuant to the terms of the Purchase Agreement, we also issued to the Buyer Series A Warrants and Series C Warrants. The Series A and Series C Warrants are exercisable six months and one day after issuance and have a five year term commencing on the initial exercise date. The Series A Warrants provide that the holders are initially entitled to purchase an aggregate of 4,812,500 shares at an initial exercise price of $0.40 per share. The Series C Warrants provide that the holders are initially entitled to purchase an aggregate of 4,343,285 shares at an initial exercise price of $0.425 per share. If on the expiration date of the Series B Warrants, a holder of such warrant has not exercised such warrant for at least 50% of the shares underlying such warrant, we have the right to redeem from such holder its Series C Warrant for $1,000 under certain circumstances.
Floor Price Elimination
     If we make certain dilutive issuances (with limited exceptions), the exercise price of the Series A and Series C Warrants will be lowered to the per share price for the dilutive issuances. In addition, the exercise price of the Series A and Series C Warrants will adjust to the average of the Installment Conversion Prices used to repay the Initial Notes (see Proposal 5 above for a discussion of the Note installment payments). The floor price of the Series A and Series C Warrants is currently $0.34. Pursuant to Nasdaq’s guidance regarding the implementation of Listing Rule 5635(d), we were required to set the initial exercise date for the Series A and C Warrants at six months and one day after the Initial Closing and establish the floor price of $0.34, which was equal to the consolidated closing bid price of our common stock on the date of the Purchase Agreement, or we would have been required to obtain shareholder approval for the issuance of the Series A and C Warrants. In the Purchase Agreement, we agreed to solicit shareholder approval to allow issuances below the floor price for the Series A and C Warrants, and this approval is being sought at the special meeting pursuant to this Proposal 6.
Consequences of Failure to Receive Shareholder Approval for the Elimination of the Floor Prices

     In connection with the Series A and C Warrants, our inability to allow issuances below the floor price of the warrants, may prevent the warrant holders from exercising the Series A and C warrants to the extent the exercise price of the warrants exceeds the market price of our common stock, which would lessen the amount of cash provided to us from this financing transaction.
     To the extent that are unable to receive shareholder approval of proposals 3-7 set forth in this proxy statement, we agreed in the Purchase Agreement to cause an additional shareholder meeting to be held every three months thereafter until such approval is obtained. As such, our failure to receive shareholder approval of proposals 3-7 set forth in this proxy statement will require us to incur the costs of holding one or more additional shareholder meetings until we receive such approvals.
Risks Associated with Approval of the Elimination of the Floor Prices
     If we receive shareholder approval to eliminate the floor prices for the Series A and C warrants, there will be no floor for the exercise prices of the warrants. To the extent we have dilutive issuances at less than the floor price or to the extent the Installment Conversion Prices used to repay the Note is less than the floor price, the holders of the Series A and C warrants will be permitted to exercise their warrants at prices that are less than the current floor price, and that may be less than the market price of our common stock on the date of exercise. Such below-market exercises, or the perception in the market that such below-market exercises could occur, may cause the price of our common stock to decrease. In addition, if the warrant holders exercise the Series A and C warrants at prices below the then market price and then sell their shares of common stock, such sales could cause the price of our common stock to decrease.
Vote Required
     The affirmative vote of a majority of the common stock present at the meeting and entitled to vote is required to approve any future adjustments of the exercise prices for both the Series A and Series C Warrants below their floor prices in accordance with the terms of such warrants that were issued pursuant to the Purchase Agreement.
Recommendation
     The Board recommends that the stockholders vote FOR the approval of any future adjustments of the exercise prices for both the Series A and Series C Warrants below their floor prices in accordance with the terms of such warrants that were issued pursuant to the Purchase Agreement.
PROPOSAL NO. 7
APPROVAL OF ANY FUTURE ADJUSTMENTS OF THE EXERCISE PRICES OF CERTAIN
OF THE COMPANY’S CURRENTLY OUTSTANDING CLASS E AND CLASS F WARRANTS
General
     Pursuant to the Purchase Agreement, we agreed to ask for shareholder approval to allow us to adjust the exercise prices of 533,333 Class E Warrants and 585,000 Class F Warrants held by Buyer (the “Buyer Warrants”). If this proposal is approved, we will have the right, at our option, to permit Buyer to exercise the Buyer Warrants at a lower price specified by us. We are not required to exercise this right, and would only do so if we believe making such election would encourage the Buyer to exercise the Buyer Warrants for cash. For example, we may elect to lower the exercise price of the Buyer Warrants below the market price of our common stock in order to incentivize the Buyer to exercise the Buyer Warrants. The option to exercise the Buyer Warrants rests solely with Buyer, and there is no assurance that Buyer would exercise their rights if we lowered the exercise prices. The price and volume of our common stock has been volatile in the past, which may cause the Buyer to choose not to elect an exercise of the Buyer Warrants even at a reduced price.
     Pursuant to NASDAQ’s Listing Rule 5635(d), we were required to fix the exercise prices for the Buyer Warrants at a price that was equal to or greater than the consolidated closing bid price of our common stock on the date we agreed to issue such warrants, or we would have been required to obtain shareholder approval for the issuance of the Buyer Warrants. We originally established the price of the Class E and Class F warrants at $1.63 and $1.25 per share, respectively, which was equal to or greater than the consolidated closing bid price of our common stock on the date we agreed to issue such warrants. This proposal is being submitted to allow us to lower the exercise price of the Buyer Warrants to a price that may be less than the consolidated closing bid prices on the dates we originally agreed to issue such warrants.
Vote Required
     The affirmative vote of a majority of the common stock present at the meeting and entitled to vote is required to approve any future adjustments of the exercise prices of certain of the Company’s currently outstanding Class E and Class F warrants held by Buyer.
OTHER MATTERS TO COME BEFORE THE MEETING
     If any business not described herein should properly come before the meeting, your proxy will vote the shares represented in accordance with his or her best judgment. At this time the proxy statement went to press, the company knew of no other matters which might be presented for shareholder action at the meeting.
* * * * *
SHAREHOLDER PROPOSALS
     Should a shareholder desire to include in next year’s proxy statement a proposal other than those made by the Board, such proposal must be sent to the Corporate Secretary of the Company at 137A Lewis Wharf, Boston, MA 02110. Shareholder proposals must be received at our principal executive offices no later than 120 days prior to the first anniversary of the date of this proxy statement. All shareholder proposals received after this date will be considered untimely and will not be included in the proxy statement for the 2012 annual meeting. The deadline for submission of shareholder proposals that are not intended to be included in our proxy statement is 45 days prior to the first anniversary of the date of this proxy statement.
     The above Notice and Proxy Statement are sent by order of the Board of Directors.

Annex A
Certificate of Amendment of the Certificate of Incorporation of
CONVERTED ORGANICS INC.
Under Section 242 of the Delaware General Corporation Law
     Converted Organics Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:
     1. The Certificate of Incorporation of the Corporation is hereby amended by changing the article there of numbered fourth so that, as amended, said Article 4 shall be and read as follows:
     “The total number of shares of all classes of stock that the Corporation shall have authority to issue is five hundred million (500,000,000) shares of common stock, having a par value of $0.0001 per share, and ten million (10,000,000) shares of preferred stock, having a par value of $0.0001 per share. Authority is hereby expressly granted to the board of directors to fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions that are permitted by the General Corporation Law of Delaware in respect of any class or classes of preferred stock or any series of any class of preferred stock of the Corporation.”
     2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.
     IN WITNESS WHEREOF, I have signed this Certificate this    day of June, 2011.

EDWARD J. GILDEA
President and CEO

A-1

Annex B
Certificate of Amendment of the Certificate of Incorporation of
CONVERTED ORGANICS INC.
Under Section 242 of the Delaware General Corporation Law
     Converted Organics Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:
     1. The Certificate of Incorporation of the Corporation is hereby amended by changing the article there of numbered fourth so that, as amended, said Article 4 shall be and read as follows:
     “The total number of shares of all classes of stock that the Corporation shall have authority to issue is five hundred million (500,000,000) shares of common stock, having a par value of $0.0001 per share, and ten million (10,000,000) shares of preferred stock, having a par value of $0.0001 per share. Authority is hereby expressly granted to the board of directors to fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions that are permitted by the General Corporation Law of Delaware in respect of any class or classes of preferred stock or any series of any class of preferred stock of the Corporation.
     Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Date”), each share of issued and outstanding common stock, par value $0.0001 per share (the “Old Common Stock”), shall be reclassified as one-___ (1/__) of a share of common stock (the “New Common Stock”), with a par value of $0.0001 per share. Each outstanding stock certificate that represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Date by one-___ (1/__), and shares of Old Common Stock held in uncertificated form shall be treated in the same manner. Stockholders who would otherwise be entitled to receive fractional share interests of Common Stock shall instead have those fractional shares be rounded up to the nearest whole share.”
     2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.
     IN WITNESS WHEREOF, I have signed this Certificate this    day of June, 2011.

EDWARD J. GILDEA
President and CEO

B-1

CONVERTED ORGANICS INC.
PROXY
ANNUAL MEETING OF SHAREHOLDERS — JUNE 13, 2011
     Proposals — The Board of Directors recommends a vote FOR Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, FOR Proposal 5, FOR Proposal 6, and FOR Proposal 7.

1.	To elect two members to the Company’s Board of Directors;

	John P. DeVillars For☐ Withhold☐		Marshall S. Sterman For☐ Withhold☐

2.	To ratify the selection of CCR LLP as the Company’s independent public accountant for the fiscal year ending December 31, 2011;

	For ☐	Against ☐	Abstain ☐

3.	To amend the Company’s Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue from 250,000,000 to 500,000,000;

	For ☐	Against ☐	Abstain ☐

4.	To approve a further amendment to the Company’s Certificate of Incorporation authorizing the Board of Directors to effect a reverse split of the Company’s issued and outstanding shares;

	For ☐	Against ☐	Abstain ☐

5.	To approve the issuance of 20% or more of our common stock related to the Notes that were issued in the closing pursuant to the Securities Purchase Agreement entered into by the Company on April 1, 2011; and

	For ☐	Against ☐	Abstain ☐

6.	To approve any future adjustments of the exercise prices of certain of the Company’s currently outstanding Class E and Class F Warrants.

	For ☐	Against ☐	Abstain ☐
[Sign, date and return the Proxy Card promptly using the enclosed envelope.]
The undersigned stockholder of Converted Organics hereby appoints Edward J. Gildea as proxy with the power of substitution, and he is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Converted Organics to be held at the Marriott Long Wharf located at 296 State Street Boston, MA 02109 on June 13, 2010 at 9:30 am EST, or at any postponement or adjournment thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Dated:          , 2011
     SIGNATURE(S) should be exactly as the name or names appear on this Proxy. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.
Signature
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Signature
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